Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations and Corporate Communications
804.289.9709

Brink's Closes Senior Notes Offering and Credit Facility

RICHMOND, VA., October 20, 2017 – The Brink’s Company (NYSE:BCO) today announced that it has closed its previously announced 10-year senior unsecured notes offering in an aggregate principal amount of $600 million. The notes were priced at par with an annual interest rate of 4.625% and will mature in October 2027. Brink’s also announced the closing of a $1.5 billion credit facility that includes a $1.0 billion senior secured revolving credit facility and a $500 million senior secured term loan A. Loans under the revolver and term loan mature in 2022 and interest rates float based on a consolidated net leverage grid.

Proceeds from the notes and the credit facility are expected to be used to repay certain existing indebtedness and certain fees and expenses related to the closing of the transactions. Remaining net proceeds are expected to be used for working capital needs, capital expenditures, acquisitions and other general corporate purposes.

    About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure logistics and security solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), international transportation of valuables, and payment services. Our customers include financial institutions, retailers, government agencies (including central banks), mints, jewelers and other commercial operations. Our global network of operations in 41 countries serve customers in more than 100 countries. For more information, please call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” and “estimate,” and variations of such words and similar expressions, may identify such forward-looking information. Forward looking information in this release includes, but is not limited to the proposed use of proceeds from the notes offering and credit facility. Forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual result, performance or achievements to differ materially from those that are anticipated. These and other risks and uncertainties include, but are not limited to, factors discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2016 and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this release is representative only as of the date of this document and The Brink’s Company undertakes no obligation to update any information contained in this document.

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